EXHIBIT 99.1
Graymark Healthcare Reports Third Quarter EBITDA Increase of 191 percent
Oklahoma City—(November 13, 2008)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced results for the third quarter ended September 30, 2008.
Net revenue for the third quarter of 2008 increased 101 percent to $27.5 million, compared to $13.7 million in the third quarter of 2007. After-tax net income increased to $541,000, or $0.02 per diluted share, for the third quarter of 2008, compared to a loss of $131,000 for the third quarter of 2007. During the third quarter of 2008, EBITDA improved 191 percent to $1.7 million, compared to $584,000 in last year’s third quarter. Same store sales for the third quarter were up $1.5 million or 13.0 percent over the same quarter last year.
Our sleep diagnostic business comprised of SDC Holdings and Advanced Medical Enterprises, generated combined net revenue of $4.7 million, an increase of 80 percent compared to last year’s third quarter. Net revenue for the company’s ApothecaryRx segment, which owns and operates independent retail pharmacies, increased 106 percent to $22.8 million for the third quarter of 2008. The increased net revenue was due primarily to contributions from acquisitions made in our two business segments during the first two quarters of 2008.
“We are delighted with our continued growth during the third quarter,” stated Stanton Nelson, Chief Executive Officer. “We have seen significant growth in both operating segments, with revenue and EBITBA increases of over 100 percent throughout 2008. Additionally, our listing on the NASDAQ this quarter is also a great milestone for the Company. We believe that Graymark is well positioned in a developing healthcare segment which will see continued demand and expansion.”
During the nine months ended September 30, 2008, net revenues increased 110 percent to $69.8 million, compared with $33.3 million for the first nine months of 2007. After-tax net income increased to $1.3 million, or $0.05 per diluted share, for the first nine months of 2008. During the period, our ApothecaryRx segment completed five acquisitions and our SDC Holdings, LLC segment acquired two sleep diagnostic companies with a total of five sleep centers located in Las Vegas, Nevada and the Dallas/Fort Worth area. During the first nine months of 2008, EBITDA improved 165 percent to $4.5 million, compared to $1.7 million in last year’s comparable period. Same store sales for the first nine months of 2008 were up $3.4 million or 13.4 percent over the same period last year.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held today, Thursday, November 13, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Graymark Healthcare’s consolidated financial results for the third quarter of 2008 and its outlook for the future.
To participate in the call, interested parties may dial 866-495-8091 and reference passcode 73329926. Alternatively, interested parties may access the call in listen-only mode via the investor relations section of the company’s Web site, www.graymarkhealthcare.com. Additionally, a replay of the conference call will be available on the company Web site or by dialing 800-642-1687 and referencing passcode 73329926.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures Reconciliation
This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Please see attachment for financial statements.
For additional information, contact:
Graymark Healthcare, Inc.
Stanton Nelson or Joe Harroz
405-601-5300
or
Halliburton Investor Relations
Jeff Elliott, Deidra Roy or Chase Zavoina
972-458-8000